Exhibit 10.3

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of November, 2003 by and between Union Pacific Corporation, a Utah corporation, including all of its subsidiaries and affiliates (“UPC”), and Overnite Corporation, a Virginia corporation, including all of its now or hereafter existing subsidiaries and affiliates (“Overnite”).

WHEREAS, UPC intends to sell its entire interest in Overnite Holding, Inc., a Delaware corporation (“OHI”), in connection with an underwritten initial public offering (the closing of which is hereafter referred to as the “Offering”);

WHEREAS, immediately prior to the Offering, Overnite will acquire from UPC all of the outstanding common stock of OHI in exchange for, inter alia, all of the outstanding common stock of Overnite (the “Divestiture Transaction”), such that OHI will become a wholly-owned subsidiary of Overnite and, immediately following the Offering, Overnite will be a publicly-owned company;

WHEREAS, Overnite Transportation Company, a Virginia corporation (“OTC”), and Motor Cargo Industries, Inc., a Utah corporation (“Motor Cargo”), each a wholly-owned, indirect subsidiary of OHI, will each become a wholly-owned, indirect subsidiary of Overnite immediately following the Divestiture Transaction;

WHEREAS, UPC historically provided certain corporate and administrative services to its subsidiaries, including OHI, OTC, and Motor Cargo; and

WHEREAS, UPC and Overnite desire that UPC continue to provide certain services to Overnite and its subsidiaries following the Offering and the Divestiture Transaction pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be bound hereby, agree as follows:

1. Services. Following the Offering and the Divestiture Transaction, UPC will provide or cause to be provided to Overnite, those corporate and administrative services described in Exhibit A hereto (the “Services”), as requested by Overnite from time to time. The scope of the Services may be adjusted by the mutual agreement of the parties hereto.

2. Charges for Services. As consideration for the Services provided hereunder, Overnite agrees to pay the following fees and expenses to UPC:

(a) Fees for Services performed for Overnite by a vendor, contractor or similar third party (other than UPC) shall be equal to the final invoiced costs charged by such third party to UPC for the performance of such Services. With respect to all other Services provided by UPC, Overnite will pay to UPC a fee equivalent to $150 per hour, which includes, without limitation, a reasonable allocation of direct and indirect overhead costs (including, without limitation, employee salaries, benefits and other costs) In addition, Overnite will pay reasonable travel and other out-of-pocket expenses incurred in connection therewith. All travel and out-of-pocket expenses of UPC made in accordance with the then effective policies of UPC governing such expenses will be deemed reasonable and may not be subject to any dispute. Notwithstanding the foregoing, the parties agree that there shall not be any charges for Incidental Services provided directly by UPC. For purposes of this Agreement, the term Incidental Services shall mean advice or assistance provided to Overnite by UPC via telephone or electronic mail

(excluding the preparation or review by UPC of any agreements or other documents delivered by or included in any electronic mail) which shall not exceed a total of five hours per month for each of the service categories set forth on Exhibit A hereto.

(b) If any additional Services not specifically provided for herein are provided to Overnite by UPC, Overnite will pay the fees and expenses for such services in accordance with Section 2(a) of this Agreement.

3. Payments.

(a) UPC shall submit to Overnite by the 10th working day of each quarter an invoice for all charges associated with Services provided during the preceding quarter, including any other amounts payable in respect of the preceding quarter. All invoices shall describe in reasonable detail the Services provided and the charges associated therewith, any related adjustments and any other amounts that are payable. Except as provided in subparagraph (b) below, Overnite shall remit payment in full for all charges invoiced on or before the last business day of the month in which the invoice is received. Payment of all invoices shall be made by wire transfer of immediately available funds to an account or accounts designated by UPC. Any late payment shall bear interest at the rate of 0.5% per month or fraction thereof until paid.

(b) In the event of a dispute as to an invoiced amount, Overnite shall promptly pay all undisputed amounts, but shall be entitled to withhold amounts in dispute, and shall promptly notify UPC of such dispute and the basis therefor. The parties agree to provide each other with sufficient records and information to resolve such dispute and, without limiting the rights and remedies of the parties hereunder, to negotiate in good faith a resolution thereto. Notwithstanding this clause (b), the late payment interest provision in Section 3(a) shall apply to all such withheld amounts that are ultimately determined to be due and payable, which amounts, including any interest, shall be promptly remitted to UPC in the manner provided herein.

(c) In the event that UPC provides to Overnite any one-time services not contemplated by this Agreement, UPC may invoice Overnite separately for all reasonable fees and expenses for such services, which fees and expenses will be calculated in accordance with Section 2(a) of this Agreement. In connection with such one-time or other similar extraordinary projects or services undertaken or provided by UPC, UPC may invoice Overnite separately for such services on a monthly basis on the first business day of each month and Overnite shall remit payment in full for all fees invoiced on or before the last business day of the month in which the invoice is received, subject to the invoicing provisions set forth in Sections 3(a) and 3(b) above.

4. Term of Agreement. The term of this Agreement shall commence immediately following the Offering and the Divestiture Transaction and shall continue for a period of 18 months unless terminated by agreement of the parties hereto (except with respect to the services identified in Paragraph 7 of Exhibit A, which shall be provided until December 31, 2004). Notwithstanding the foregoing this Agreement shall become terminable (i) at any time by Overnite upon delivery of written notice to UPC with respect to any Services or any part thereof or (ii) by UPC immediately upon the acquisition by any third party (including any group of investors or acquirors acting in concert with the intent to acquire or acquire control of Overnite) of all or substantially all of the assets of Overnite or a majority of the issued and outstanding common stock of Overnite or that amount of any other voting security or securities of Overnite that would constitute a majority of the voting securities of Overnite or other similar disposition or transaction. Termination under this Section 4 or otherwise shall have no effect on the obligations of the parties to provide Services prior to the effective date of such termination or to make payments in respect of charges incurred in connection therewith or which relate to events occurring prior to such date.

5. Performance of Services.

(a) UPC shall perform the Services or cause the Services to be performed with the same degree of care, skill, timeliness and prudence customarily exercised with respect to its own operations. It is understood and agreed that the Services will be substantially identical in nature and quality to the Services performed by UPC for OHI and its subsidiaries during the year prior to the commencement of the term of this Agreement, except with respect to such services required to effect the Divestiture Transaction and the Offering.

(b) Each party acknowledges that the Services will be provided only with respect to the businesses of Overnite as such businesses exist immediately following the Offering and the Divestiture Transaction or as otherwise mutually agreed by the parties. Services will not be requested for the benefit of any entity other than Overnite. Overnite agrees that it will use the Services only in accordance with all applicable federal, state and local laws, regulations and tariffs and in accordance with the reasonable conditions, rules, regulations and specifications which are or may be set forth in any manuals, materials, documents or instructions of UPC. UPC reserves the right to take all actions, including the termination of any Services or part thereof, in order to ensure that the Services are provided in accordance with any applicable laws, regulations and tariffs.

(c) Any input or information needed by either party to perform or utilize the Services pursuant to the provisions of this Agreement shall be provided by the other party or its subsidiaries, as the case may be, in a manner consistent with the practices employed by the parties during the year prior to the Offering. Should the failure by Overnite to provide such input or information render the performance of the Services impossible or unreasonably difficult, UPC may, upon reasonable notice, refuse to provide such Services.

6. Liability and Indemnification. Except as provided below, UPC and all of its directors, officers, agents and employees shall have no liability, whether direct or indirect, in contract, tort or otherwise, under this Agreement for any damage, loss or other harm (including, without limitation, out-of-pocket expenses and fees and disbursements of counsel) of any type suffered by Overnite or any third party in connection with the performance or non-performance of this Agreement or the Services contemplated hereby or any action or in-action of any of the indemnified parties in connection with the foregoing, except for any such damage, loss or other harm directly caused by or directly resulting from the gross negligence or willful misconduct of UPC in connection with the performance or non-performance of this Agreement or the Services contemplated hereby or the action or inaction of any of the indemnified parties in connection with the foregoing. In the event of a third party claim, Overnite, including its successors and assigns, for itself and on behalf of all of its subsidiaries and affiliates, including their respective successors and assigns, shall indemnify, defend and hold harmless UPC and all of its directors, officers, agents and employees from and against any and all such damages, losses and other harms (including, without limitation, out-of-pocket expenses and fees and disbursements of counsel) caused by or arising out of the performance or non-performance of this Agreement or the Services contemplated hereby or the actions or in-actions of any of the indemnified parties in connection with the foregoing other than any such damage, loss or other harm directly caused by or directly resulting from the gross negligence or willful misconduct of UPC in connection with the performance or non-performance of this Agreement or the Services contemplated hereby or the actions or in-actions of any of the indemnified parties in connection with the foregoing. The total liability of UPC under this Section 6 will not under any circumstances exceed the aggregate amount of fees paid to UPC by Overnite. Notwithstanding any other provision of this Agreement, UPC shall have no liability for (i) any lost profits or any incidental, consequential, special, indirect or similar damages of any kind or nature whatsoever of Overnite or any third party (including the fees and expenses of counsel) or (ii) the acts or omissions of any third party (other than UPC) that provides Services hereunder. This Section 6 shall survive the termination of this Agreement until such time as the obligations of the parties (including their respective successors and assigns) set forth in this Section 6 have been fully satisfied.

7. Confidentiality. The parties each agree to hold in trust and maintain confidential, and, except as required by law or applicable rules and regulations promulgated thereunder or by court order or other legal process, not to disclose to others without first obtaining the prior written approval of the other party, any information received by it from the other party or developed or otherwise obtained by it under this Agreement, including all information resulting from the provision or utilization of the Services hereunder (collectively, the “Information”). At the time of termination of this Agreement in whole or in part, each party shall, within 90 days after the effective date of such termination, return to each other all written Information that it obtained and shall not retain or allow any third party to retain photocopies or other reproductions of such Information, provided that (i) the parties may retain any Information to the extent reasonably needed to comply with applicable tax, accounting or financial reporting requirements or to resolve any legal issues identified at the time of termination, and (ii) in the case of a partial termination of this Agreement, the parties may retain any Information required to perform or utilize any remaining Services covered by this Agreement. Alternatively, each party may, upon receipt of the written consent of the other party, destroy such Information instead of returning the same pursuant to the foregoing sentence. The obligations set forth in this Section 7 shall not apply to any Information which is shown by either party to be or have become knowledge generally available to the public other than through the acts or omissions of such party.

8. Assignment. Neither party shall assign or transfer any of its rights or delegate any of its obligations under this Agreement without first obtaining the prior written consent of the other party, which consent may be withheld by such other party in its sole discretion; provided that UPC shall be permitted to cause any Services to be provided or caused to be provided by UPC through one or more third parties selected by UPC; and provided further that the selection of any third party by UPC shall be subject to the prior written consent of Overnite (which shall not be unreasonably withheld or delayed) unless such third party shall have provided the same or similar Services to UPC or its affiliates at any time during the 12 months immediately preceding the Offering. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

9. Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by United States mail, certified, return receipt requested, postage prepaid, by express mail by a nationally recognized carrier, or by facsimile transmission (provided, if sent by facsimile transmission, such notice shall also be sent by one of the other methods provided under this section within 24 hours after initially sent by facsimile transmission) to the following:

Union Pacific Corporation

1416 Dodge Street

Omaha, Nebraska 68179-0605

Attn: Senior Vice President – Finance

Fax No.: (402) 271-4048

Overnite Corporation

1000 Semmes Avenue

Richmond, VA 23224-2246

Attn: Senior Vice President and Chief Financial Officer

Fax No.: (804) 231-8501

or to such other addresses as either party may designate from time to time in writing. The date of any notice so sent will be deemed to be the date of receipt (or refusal), in the case of United States mail, the following business day, in the case of overnight express mail, and, in the case of facsimile transmission, upon receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during the recipient’s normal business hours.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall together constitute but one and the same instrument.

12. Headings. The headings and captions set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

13. Severability. The provisions of this Agreement are severable and should any provisions hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect thereto. This Agreement may not be amended or otherwise modified or supplemented except by a written instrument duly executed by both parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

UNION PACIFIC CORPORATION,		OVERNITE CORPORATION,

By:	/s/ Carl W. von Bernuth	By:	/s/ Patrick D. Hanley
Name:	Carl W. von Bernuth	Name:	Patrick D. Hanley
Title:	Senior Vice President, Secretary and General Counsel	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

TO

SERVICES AGREEMENT

DESCRIPTION OF SERVICES

1. Financial Reporting and Accounting – UPC will provide Overnite with such historical data maintained by UPC that may be necessary for the preparation of financial statements to the extent that either or both of Overnite and their independent auditor do not already have such historical data. Notwithstanding the foregoing or anything set forth in this Exhibit or the Services Agreement to the contrary, UPC will not at any time be involved in the preparation of Overnite’s financial statements and SEC filings and will not provide any services that would normally be provided by the independent auditor of a company required to submit filings to the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Internal Auditing – UPC will provide advice with respect to the structure of, and procedures applicable to, the conduct of internal audits of Overnite related to internal accounting, administrative controls over corporate assets and operational and financial management. Notwithstanding the foregoing or anything set forth in this Agreement, UPC will not at any time conduct any internal audits of Overnite or provide any judgments as to the adequacy of any internal audit conducted by Overnite or recommend any corrective actions to be taken by Overnite in response to the outcome of any of its internal audits.

3. Compensation Plans – UPC will provide advice and respond to general inquiries to Overnite with respect to the design and implementation of its stock and executive compensation plans. Notwithstanding the foregoing or anything set forth in this Agreement, UPC will not provide any consulting services that can be obtained from a third party consultant or perform any of the functions that are normally performed by the compensation or similar committee of a company required to submit filings to the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

4. Insurance – UPC will provide advice with respect to the structure and terms of the property and liability insurance programs of Overnite.

5. Legal – UPC will respond to inquiries from Overnite with respect to matters customarily handled by the General Counsel of UPC and the staff of the General Counsel. Notwithstanding the foregoing or anything set forth in this Agreement, UPC will not review or participate in the preparation of any of Overnite’s filings with the SEC, nor will it act as counsel to Overnite or otherwise provide to Overnite any legal advice, assistance or services, which are of the nature that a reasonable attorney would only provide such services with an adequate professional liability insurance policy in full force and effect.

6. External Relations – UPC will provide assistance and advice to Overnite with respect to political action committees and lobbying and legislative matters at the Federal Congressional and Executive levels. In connection with the provision of such services by UPC’s employees, UPC’s Vice President – External Relations shall have the sole authority and discretion to determine whether such services will be provided by UPC and its employees. In addition, UPC’s Vice President—External Relations agrees to request lobbying firms or lobbyists currently employed by UPC to provide services at their hourly rate to Overnite without requiring any additional or separate retainer. UPC will have no obligation to Overnite, if such firms or individuals refuse to provide such services. Notwithstanding the foregoing or anything set forth in this Agreement, UPC will not be required to request any such lobbying firm or individual, including its own Governmental Relations staff, to provide services to Overnite that in the sole and exclusive opinion of UPC conflict with, or otherwise adversely affect, the business or interests of UPC.

7. Proxy Statement – Upon request, UPC will provide Overnite with data and information maintained by UPC required to calculate certain components of compensation administered by UPC prior to the Offering that must be reported in the Proxy Statement of Overnite to the extent that either or both of Overnite and their independent auditor do not already have such data and information. Notwithstanding the foregoing or anything set forth in this Agreement, (a) UPC will not at any time be involved in the preparation of Overnite’s Proxy Statement or be responsible for ensuring that Overnite’s Proxy Statement complies with applicable laws, rules and regulations or otherwise provide any services with respect to such Proxy Statement that would normally be provided by the independent auditors, general counsel or other counsel of a company required to submit filings to the SEC pursuant to Sections 13 or 15(d) of the Exchange Act and (b) Overnite shall be solely responsible for verifying such data with its employees and any other third parties maintaining information regarding the assets or compensation of any of its employees.

8. Treasury, Banking, Pension and Investor Relations – UPC will respond to inquiries from Overnite regarding the operation by Overnite of its Treasury, Banking, Pension and Investor Relations functions. Notwithstanding the foregoing or anything set forth in this Agreement, UPC will not (i) provide any advice to Overnite with respect to the compliance by Overnite with applicable laws, rules, and regulations, including, without limitation, the Exchange Act or the rules or regulations promulgated thereunder, or the advisability of any investment or financing arrangement entered into or contemplated by Overnite or on behalf of any pension plans or funds maintained by Overnite or (ii) provide any advice or assistance that could be considered or construed as fiduciary activities for any pension plans or funds maintained by Overnite.